EXECUTION COPY







                    STOCK PURCHASE AGREEMENT


                             BETWEEN


                          VALCOR, INC.


                               AND


                       I.C.H. CORPORATION


                        FEBRUARY 7, 1997




                        TABLE OF CONTENTS


1.  Definitions............................................................1

2.  Purchase and Sale of Sybra Shares......................................6
     (a)  Basic Transaction................................................6
     (b)  Purchase Price...................................................6
     (c)  Pre-Closing Dividends and Distributions to Seller................6
     (d)  The Closing......................................................6
     (e)  Deliveries at the Closing........................................6
     (f)  Adjustment to Purchase  Price....................................7
     (g)  Contingent Consideration.........................................7

3.  Representations and Warranties Concerning the Transaction..............8
     (a)  Representations and Warranties of the Seller.....................8
          (i)  Organization of the Seller..................................8
          (ii)  Authorization of Transaction...............................9
          (iii)  Noncontravention..........................................9
          (iv)  Brokers' Fees..............................................9
          (v)  Sybra Shares................................................9
     (b)  Representations and Warranties of the Buyer.....................10
          (i)  Organization of the Buyer..................................10
          (ii)  Authorization of Transaction..............................10
          (iii)  Noncontravention.........................................10
          (iv)  Brokers' Fees.............................................11




          (v)  Investment.................................................11
          (vi)  Financing.................................................11
          (vii)  Due Diligence............................................11

4.  Representations and Warranties Concerning Sybra.......................11
     (a)  Organization, Qualification, and Corporate Power................11
     (b)  Capitalization..................................................12
     (c)  Noncontravention................................................12
     (d)  Brokers' Fees...................................................12
     (e)  Title to Tangible Assets Other than the Real Property Assets....12
     (f)  Subsidiaries....................................................12
     (g)  Financial Statements............................................13
     (h)  Events Subsequent to Most Recent Fiscal Quarter End.............13
     (i)  Legal Compliance................................................13
     (j)  Income Tax Matters..............................................13
     (k)  Intellectual Property...........................................14
     (l)  Contracts.......................................................14
     (m)  Litigation......................................................14
     (n)  Employee Benefits...............................................15

5.  Pre-Closing Covenants.................................................16
     (a)  General.........................................................16
     (b)  Notices and Consents............................................16
     (c)  Operation of Business...........................................16
     (d)  Access..........................................................16
     (e)  Notice of Developments..........................................17




     (f)  Other Transactions..............................................17
     (g) Estoppel Certificates............................................17

6.   Post-Closing Covenants...............................................18
     (a)  General.........................................................18
     (b)  Litigation Support..............................................18
     (c)  Employee Benefits Matters.......................................18

7.  Conditions to Obligation to Close.....................................19
     (a)  Conditions to Obligation of the Buyer...........................19
     (b)  Conditions to Obligation of the Seller..........................20

8.  Remedies for Breaches of this Agreement...............................21
     (a)  Survival of Representations and Warranties......................21
     (b)  Indemnification Provisions for Benefit of the Buyer.............22
     (c)  Indemnification Provisions for Benefit of the Seller............22
     (d)  Matters Involving Third Parties.................................22
     (e)  Determination of Adverse Consequences...........................23
     (f)  Other Indemnification Provisions................................23

9.  Termination...........................................................23
     (a)  Termination of Agreement........................................23
     (b)  Effect of Termination...........................................24

10.  Income Tax Matters...................................................24
     (a)  Income Tax Sharing Agreements...................................25




     (b)  Income Taxes of Other Persons...................................25
     (c)  Returns for Periods Through the Closing Date....................25
     (d)  Audits..........................................................25
     (e)  Carrybacks......................................................25
     (f)  Post-Closing Elections..........................................26
     (g)  Indemnification for Post-Closing Transactions...................26
     (h)  Post-Closing Transactions not in the Ordinary Course............26

11.  Miscellaneous........................................................26
     (a)  Press Releases and Public Announcements.........................26
     (b)  No Third Party Beneficiaries Other than Affiliated Group Parent.26
     (c)  Entire Agreement................................................27
     (d)  Succession and Assignment.......................................27
     (e)  Counterparts....................................................27
     (f)  Headings........................................................27
     (g)  Notices.........................................................27
     (h)  Governing Law; Jurisdiction.....................................28
     (i)  Amendments and Waivers..........................................29
     (j)  Severability....................................................29
     (k)  Expenses........................................................29
     (l)  Construction....................................................29
     (m)  Incorporation of Exhibits.......................................29





                            EXHIBITS

     EXHIBIT A      Agreed Value
     EXHIBIT B      Disclosure Schedule
     EXHIBIT C      Financial Statements
     EXHIBIT D      Form of Estoppel Certificate




                    STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is entered into as of February 7, 1997, by and between I.C.H. CORPORATION, a Delaware corporation (the "Buyer"), and VALCOR, INC., a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to individually as a "Party" and collectively as the "Parties."

     The Seller holds all of the outstanding capital stock of Sybra, Inc., a Michigan corporation (the "Sybra").

     This Agreement contemplates a transaction in which the Buyer will purchase for cash consideration from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of Sybra.

     Now, therefore, in consideration of the premises and the mutual promises, representations, warranties and covenants set forth below, the Parties agree as follows.

     1.  Definitions.
         -----------


     "Accrued Expenses and Payables" means any liability of Sybra classified as
      -----------------------------

a current liability in its financial statements prepared in accordance with GAAP, excluding any current liability classified as (i) current portion of long-term debt, (ii) current portion of a capital lease obligation, (iii) payable to affiliates, (iv) current or deferred income taxes payable or (v) current portion of a reserve for store closures.

     "Adverse Consequences" means all actions, suits, proceedings, hearings,
      --------------------

investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations
      ---------

promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group of companies within the
      ----------------

meaning of Code  Section1504(a).

     "Affiliated Group Parent" means, during the period from October 1, 1987 to
      -----------------------

present, Contran.

     "Applicable Rate" means the "Prime Rate" as identified in the Wall Street
      ---------------

Journal Money Rates section from time to time as the base rate of interest for corporate loans.




     "Buyer" has the meaning set forth in the preface above.
      -----


     "Cash" means cash and cash equivalents (including marketable securities and
      ----

short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "Closing" has the meaning set forth in  Section2(d) below.
      -------


     "Closing Date" has the meaning set forth in  Section2(d) below.
      ------------


     "Code" means the Internal Revenue Code of 1986, as amended.
      ----


     "Confidential Information" means any information concerning the businesses
      ------------------------

and affairs of Sybra that is not already generally available to the public.

     "Contran" means Contran Corporation, a Delaware corporation.
      -------


     "Debt Repayment" has the meaning set forth in  Section2(b) below.
      --------------


     "Determination Date" has the meaning set forth in  Section2(g)(ii) below.
      ------------------




     "Disclosure Schedule" has the meaning set forth in  Section3 below.
      -------------------


     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or
      ---------------------

retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
      -----------------------------

Section3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
      -----------------------------

Section3(1).

     "Environmental Law" means any national or local statute, law, ordinance,
      -----------------

rule, regulation, order, consent, decree, judicial or administrative decision or directive of applicable law at any time relating to (A) pollution or protection of the environment, including natural resources, (B) exposure of persons, including employees, to hazardous substances or other products, materials or chemicals, or (C) protection of the public health or welfare from the effects of products, by-products, waste, emissions, discharges or releases of chemical or other substances from industrial or commercial activities.





     "ERISA" means the Employee Retirement Income Security Act of 1974, as
      -----

amended.

     "Financial Statements" has the meaning set forth in  Section4(g) below.
      --------------------


     "Fiscal Month" means, as applicable, the four or five consecutive weeks
      ------------

within an accounting cycle for Sybra for Unit #740.

     "GAAP" means United States generally accepted accounting principles as in
      ----

effect from time to time.

     "Gross Revenues" means all revenues and other items of income as those
      --------------

terms are normally used in accordance with GAAP.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements
      ---------------------

Act of 1976, as amended.

     "Income Tax" means any federal, state, local, or foreign income tax,
      ----------

including any interest, penalty, or addition thereto, whether disputed or not.




     "Income Tax Return" means any return, declaration, report, claim for
      -----------------

refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

     "Indemnified Party" has the meaning set forth in  Section8(d) below.
      -----------------


     "Indemnifying Party" has the meaning set forth in  Section8(d) below.
      ------------------


     "Inventories" means inventories, including supplies, calculated in
      -----------

accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "Knowledge" means actual knowledge without independent investigation of the
      ---------

referenced person or, if an entity, the executive officers of the referenced entity and, in the case of Sybra, the executive officers and regional vice presidents of Sybra.

     "Lease" means a lease by and between Sybra and USRP pursuant to which Sybra
      -----

leases from USRP the Acquired Assets as defined in the USRP Agreement.

     `Monthly Free Cash Flow" means, for each Fiscal Month, or portion thereof,
      ----------------------

the excess of Gross Revenues over Operating Expenses.





     "Most Recent Financial Statements" has the meaning set forth in
      --------------------------------

Section4(g) below.

     "Most Recent Fiscal Month End" has the meaning set forth in  Section4(g)
      ----------------------------

below.

     "Multiemployer Plan" has the meaning set forth in ERISA  Section3(37).
      ------------------


     "Operating Expenses" shall mean reasonably necessary and customary costs
      ------------------

and other types of expenses, provided, however, that Operating Expenses shall exclude (x) depreciation, amortization and other non-cash expenses, (y) interest expense and (z) provision for income taxes, as all of those terms are normally used in accordance with GAAP.

     "Ordinary Course of Business" means the ordinary course of business
      ---------------------------

consistent with past custom and practice (including, without limitation, with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.
      -----


     "PBGC" means the Pension Benefit Guaranty Corporation.
      ----





     "Person" means an individual, a partnership, a corporation, a limited
      ------

liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in  Section2(b) below.
      --------------


     "Real Property Assets" means the real property assets that Sybra intends to
      --------------------

sell to USRP and USRP intends to purchase from Sybra as described in the USRP Agreement.

     "Reportable Event" has the meaning set forth in ERISA  Section4043.
      ----------------


     "Required Consents of Seller" has the meaning set forth in
      ---------------------------

Section3(a)(iii) below.

     "Required Consents of Buyer" has the meaning set forth in  Section3(b)(iii)
      --------------------------

below.

     "Securities Act" means the Securities Act of 1933, as amended.
      --------------




     "Securities Exchange Act" means the Securities Exchange Act of 1934, as
      -----------------------

amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge,
      -----------------

or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.
      ------


     "Subsidiary" means any corporation or other entity with respect to which a
      ----------

specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other persons performing similar functions with respect to such entity.

     "Sybra" has the meaning set forth in the preambles above.
      -----


     "Sybra Share" means any share of the Common Stock, par value $.50 per
      -----------

share, of Sybra.





     `Tax'' means any federal, state, local, or foreign tax, including any
      ---

interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or
      ----------

information return or statement relating to Taxes, including any schedule or attachment thereto.

     "Third Party Claim" has the meaning set forth in  Section8(d) below.
      -----------------


     "Unit #740" means Sybra's Unit #740 located at the Park City Mall in
      ---------

Lancaster, Pennsylvania.

     "Units Purchase Agreement" means the Units Purchase Agreement by and
      ------------------------

between Valhi and USRP, as amended, supplemented or modified.

     "USRP" means U.S. Restaurant Properties Master L. P., a Delaware limited
      ----

partnership.

     "USRP Agreement" means the Asset Purchase Agreement dated December 23, 1996
      --------------

by and between Sybra and USRP, as amended, supplemented or modified.




     "Valcor" means Valcor, Inc., a Delaware corporation.
      ------


     "Valhi" means Valhi, Inc., a Delaware corporation.
      -----


     2.  Purchase and Sale of Sybra Shares.
         ---------------------------------


     (a)  Basic Transaction.  On the terms and subject to the conditions of this
          -----------------

Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, at Closing, all of its Sybra Shares for the consideration specified below in this Section2.

     (b)  Purchase Price.  The Buyer agrees (i) to pay to the Seller at the
          --------------

Closing $14,000,000 (the "Purchase Price"), subject to adjustment as provided in
 Section Section2(f) and (g) below, by delivery of cash in the amount of the Purchase Price payable by wire transfer or delivery of other immediately available funds, and (ii) to pay in full indebtedness of Sybra, in an amount not to exceed $23,772,000, more particularly described in Section2(b) of the Disclosure Schedule (the "Debt Repayment").

     (c)  Pre-Closing Dividends and Distributions to Seller.  Immediately prior
          -------------------------------------------------

to or concurrently with the Closing, the Seller will cause Sybra to pay to the Seller an aggregate amount equal to Sybra's good faith estimate of the consolidated Cash of Sybra as of the Closing, including, without limitation, all of the net cash proceeds of Sybra's sale of certain of its assets to USRP pursuant to the USRP Agreement, provided however, Seller shall not permit Sybra to dividend Cash to the extent that, based on Sybra's good faith estimate, remaining Cash and Inventories as of the Closing Date and after such dividend would be less than $2,605,000. The Seller may cause Sybra to make any such payment to it in the form of a dividend or a redemption of capital stock. In addition, prior to the Closing, the Seller will cause Sybra to dividend to Seller all of its right, title and interest in and to the real property described in Section2(c) of the Disclosure Schedule.

     (d)  The Closing.  The closing of the transactions contemplated by this
          -----------

Agreement (the "Closing") shall take place at the offices of Valcor in Dallas,
                -------

Texas, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however that the Closing Date shall be
                                -----------------

no later than April 14, 1997.

     (e)  Deliveries at the Closing.  At the Closing, (i) the Seller will
          -------------------------

execute, acknowledge (if appropriate), and deliver to the Buyer the various certificates, instruments, and documents to be delivered by Seller as referred to in Section7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents to be delivered by Buyer as referred to in Section7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of its Sybra Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to the Seller the Purchase Price specified in Section2(b) above, and (v) the Buyer will pay or cause to be paid the Debt Repayment described in Section2(b) above.

     (f)  Adjustment to Purchase  Price.  The Purchase Price shall be increased
          -----------------------------

by the Agreed Value set forth on Exhibit A of each restaurant unit that is not
                                 ---------

purchased by USRP under the USRP Agreement and Buyer shall pay such increase at Closing. The Purchase Price also shall be adjusted as provided in Section5(g)(ii). In addition, as promptly as practicable, but no later than 90 days following the Closing Date, Seller and Buyer shall jointly prepare, or cause to be prepared, in accordance with GAAP financial statements of Sybra, including a consolidated balance sheet as of the close of business on the Closing Date (after giving effect to the transactions contemplated in the USRP Agreement and all dividends contemplated by this Section2) (the "Closing Balance Sheet"). Within ten (10) days after completion of the Closing Balance Sheet, if the aggregate amount of Accrued Expenses and Payables as set forth in the Closing Balance Sheet, net of the aggregate amount of Cash and Inventories as set forth in the Closing Balance Sheet, is greater than $6,895,000, the Purchase Price shall be adjusted and the Seller shall make a cash payment in immediately available funds to the Buyer in an amount (the "Payment Amount") equal to the difference between U.S.$6,895,000 and the aggregate amount of




Accrued Expenses and Payables as set forth in the Closing Balance Sheet, net of the aggregate of Cash and Inventories as set forth in the Closing Balance Sheet, plus interest on the Payment Amount at the rate of eight percent (8%) per annum calculated from the Closing Date through the date of such cash payment. Any payment pursuant to the foregoing provisions shall be an adjustment (net of any interest included in such payment) to the Purchase Price.

     (g)  Contingent Consideration.  Buyer agrees to pay Seller additional,
          ------------------------

contingent consideration computed in accordance with this  Section2(g).

          (i) Commencing on the Closing Date and continuing through the date of payment in full of the amounts due under Section2(g)(ii) and/or Section2(g)(iii), as applicable, Buyer shall pay Seller an amount equal to 50% of the Monthly Free Cash Flow of Unit #740 for each Fiscal Month, or portion thereof. Buyer shall pay such amount to Seller by wire transfer or delivery of other immediately available funds within 15 business days after the last business day of each such Fiscal Month, or portion thereof.

          (ii) In the event that, after the Closing Date, (a) Sybra enters into a lease having a duration of one year or more for Unit #740, (b) Sybra enters into a lease for another location at the Park City Mall, Lancaster, Pennsylvania or (c) neither of the events described in (a) or (b) has occurred and Sybra has not been forced by the lessor to vacate Unit #740 on or before the second anniversary of the Closing Date (the "Determination Date"), Buyer shall pay Seller the sum of $2,000,000. At Buyer's option, the Determination Date may be extended from the second anniversary of the Closing Date to the third anniversary of the Closing Date, provided that Buyer shall have given Seller written notice of such extension on or before 30 days prior to the second anniversary of the Closing Date, and provided further that Buyer has paid and continues to pay all amounts due pursuant to Section2(g)(i). Buyer shall pay the amount due pursuant to this Section2(g)(ii) to Seller by wire transfer or delivery of other immediately available funds within 5 business days after the Determination Date. Upon and after the date of payment in full of the amount due pursuant to this Section2(g)(ii), Buyer shall not be obligated to pay Seller any amounts pursuant to Section2(g)(iii) nor, pursuant to Section2(g)(i), any amounts for periods commencing after the date of such payment pursuant to this Section2(g)(ii).

          (iii) If, prior to the payment of amounts due pursuant to Section2(g)(ii), the lease for Unit #740 is terminated, Sybra is forced by the lessor to vacate Unit #740 and Sybra has not entered into a lease for another location at the Park City Mall, Lancaster, Pennsylvania, Buyer shall pay Seller cash in an amount equal to 50% of the cumulative Monthly Free Cash Flow of Unit #740 (in addition to amounts payable pursuant to Section2(g)(i)), calculated from the Closing Date to the date upon which Sybra vacates Unit #740. Buyer shall pay the amount due pursuant to this Section2(g)(iii) to Seller by wire transfer or delivery of other immediately available funds, within 5 business days after the date Buyer vacates Unit #740. Unless Buyer subsequently enters into a lease for another location at the Park City Mall, Lancaster, Pennsylvania upon and after the date of payment in full of the amount due pursuant to this Section2(g)(iii), Buyer shall not be obligated to pay Seller any amounts pursuant to Section2(g)(ii) nor, pursuant to Section2(g)(i), any amounts for periods commencing after the date of such payment pursuant to this Section2(g)(iii). In the event that Buyer subsequently enters into a lease for another location at the Park City Mall, Lancaster, Pennsylvania, Buyer shall be obligated to pay the amounts due pursuant to Section2(g)(ii) and, pursuant to Section2(g)(i), amounts due for all periods prior to payment in full pursuant to
 Section2(g)(ii) .

     3.  Representations and Warranties Concerning the Transaction.
         ---------------------------------------------------------


     (a)  Representations and Warranties of the Seller.  The Seller represents
          --------------------------------------------

and warrants to the Buyer that the statements contained in this Section3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3(a)), except as set forth in the disclosure schedule attached hereto as Exhibit B and incorporated in this Agreement by this reference (the "Disclosure
---------

Schedule").

          (i)  Organization of the Seller.  The Seller is a corporation validly
               --------------------------

existing, and in good standing under the laws of Delaware.




          (ii)  Authorization of Transaction.  The Seller has the corporate
                ----------------------------

power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the execution and delivery of this Agreement has been approved by the Seller's Board of Directors. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

          (iii)  Noncontravention.  Neither the execution and the delivery of
                 ----------------

this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) violate any valid constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Seller, and other than in connection with the provisions of the Hart-Scott-Rodino Act and those required notices, consents and approvals relating to the Seller as described in the Disclosure Schedule (the "Required Consents of Seller"), the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of Sybra or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (iv)  Brokers' Fees.  The Seller has no liability or obligation to pay
                -------------

any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (v)  Sybra Shares.  The Seller holds of record and owns beneficially
               -------------

the number of Sybra Shares set forth in the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions on transfer imposed by the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Sybra. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Sybra that will exist after the Closing.




     (b)  Representations and Warranties of the Buyer.  The Buyer represents and
          -------------------------------------------

warrants to the Seller that the statements contained in this Section3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3(b)), except as set forth in the Disclosure Schedule.

          (i)  Organization of the Buyer.  The Buyer is a corporation duly
               -------------------------

organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (ii)  Authorization of Transaction.  The Buyer has the corporate power
                ----------------------------

and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement has been approved by the Buyer's Board of Directors. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

          (iii)  Noncontravention.  Neither the execution and the delivery of
                 ----------------

this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) violate any valid constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. To the Knowledge of the Buyer, and other than in connection with the provisions of the Hart-Scott-Rodino Act and those required notices, consents and approvals relating to the Buyer or any of its Subsidiaries as described in the Disclosure Schedule (the "Required Consents of Buyer"), the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

          (iv)  Brokers' Fees.  The Buyer has no liability or obligation to pay
                -------------

any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (v)  Investment.  The Buyer is acquiring Sybra Shares for investment
               ----------

and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.




          (vi)  Financing.  Buyer will have, on the Closing Date, all funds
                ---------

necessary to pay the Purchase Price and related fees and expenses, and has, or will have on the Closing Date, the financial capacity to perform all of its other obligations under this Agreement.

          (vii)  Due Diligence.  Subject to Buyer's thirty-five (35) day due
                 -------------

diligence period following the execution of this Agreement, Buyer acknowledges and agrees (A) that Buyer has had access to and the opportunity to perform unrestricted due diligence with respect to Sybra; (B) Buyer is acquiring the Sybra Shares without reliance on any representations or warranties of Seller except as expressly set forth in Section4 of this Agreement, and subject to all of the limitations provided in this Agreement.

     4.  Representations and Warranties Concerning Sybra.  The Seller represents
         -----------------------------------------------

and warrants to the Buyer that the statements contained in this Section4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section4), except as set forth in Disclosure Schedule.

     (a)  Organization, Qualification, and Corporate Power.  Sybra is a
          ------------------------------------------------

corporation validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Sybra is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition or results of operations of Sybra. Sybra has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned
and used by it.   Section4(a) of the Disclosure Schedule lists the directors and executive officers of Sybra.

     (b)  Capitalization.  The entire authorized capital stock of Sybra consists
          --------------

of 200,000 Sybra Shares, all of which are common shares, par value $.50 per share. There are 55,199 Sybra Shares issued and outstanding. No Sybra Shares are held in treasury. All of the issued and outstanding Sybra Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Sybra to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Sybra.

     (c)  Noncontravention.  Neither the execution and the delivery of this
          ----------------

Agreement, nor the consummation of the transactions contemplated by this Agreement, will (i) violate any valid constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Sybra is subject or any provision of the charter or bylaws of Sybra or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Sybra is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Sybra or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Seller, and other than in connection with the provisions of the Hart-Scott-Rodino Act and the Required Consents of Seller, Sybra does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition or results of operations of Sybra or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d)  Brokers' Fees.  Sybra does not have any liability or obligation to pay
          -------------

any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.




     (e)  Title to Tangible Assets Other than the Real Property Assets.  Sybra
          ------------------------------------------------------------

has good title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of its businesses other than the Real Property Assets.

     (f)  Subsidiaries.  Sybra does not have any Subsidiaries.
          ------------


     (g)  Financial Statements.  Attached hereto as Exhibit C are the following
          --------------------                      ---------

financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 25, 1993, December 31, 1994, and December 30, 1995 for Sybra; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the
                            --------------------------------

nine months ended September 28, 1996 (the "Most Recent Fiscal Quarter End") for
                                           ------------------------------

Sybra. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Sybra as of such dates and the results of operations of Sybra for such periods; provided,
                                                                       ---------

however, that the Most Recent Financial Statements are subject to normal year-
-------

end adjustments and lack footnotes and other presentation items.




     (h)  Events Subsequent to Most Recent Fiscal Quarter End.  Since the Most
          ---------------------------------------------------

Recent Fiscal Quarter End, there has not been any material adverse change in the financial condition or results of operations of Sybra except as contemplated in the USRP Agreement and this Agreement. Without limiting the generality of the foregoing and except as contemplated in the USRP Agreement and in this Agreement, including in Section2(c) of this Agreement, since that date Sybra has not engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business the primary purpose or effect of which has been to generate or preserve Cash.

     (i)  Legal Compliance.  To the Knowledge of the Seller, Sybra has complied
          ----------------

with all applicable and valid laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition or results of operations of Sybra and except that Seller makes no representation regarding Environmental Laws.




     (j)  Income Tax Matters.
          ------------------


          (i) Sybra has filed, or its Affiliated Group Parent has filed on behalf of Sybra, all Tax Returns that it was required to file prior to the Closing, and has paid all Income Taxes due and payable prior to Closing, except where the failure to file Tax Returns or to pay Taxes would not have a material adverse effect on the financial condition or results of operations of Sybra.

          (ii) Section4(j) of the Disclosure Schedule lists all Income Tax Returns filed with respect to Sybra for taxable periods ended on or after December 31, 1988, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit.
 The Seller has delivered to the Buyer correct and complete copies of all federal Income Tax Returns of Sybra, examination reports relating to Sybra, and statements of deficiencies assessed against or agreed to by Sybra since December 31, 1988.

          (iii) Sybra has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

          (iv) Sybra is not a party or subject to any Income Tax allocation or sharing agreement except with its Affiliated Group Parent.




          (v) To the Knowledge of the Seller, since October 1, 1987, Sybra has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Contran).

     (k)  Intellectual Property.   Section4(k) of the Disclosure Schedule
          ---------------------

identifies each patent or trademark registration which has been issued to Sybra with respect to any of its intellectual property, identifies each pending patent application or application for trademark registration which Sybra has made with respect to any of its intellectual property, and, to the Knowledge of the Seller, identifies each material license, agreement, or other permission which Sybra has granted to any third party with respect to any of its intellectual property.

     (l)  Contracts.   Section4(l) of the Disclosure Schedule lists all written
          ---------

contracts and other written agreements to which Sybra is a party the performance of which will involve consideration in excess of $50,000 on an annual basis. The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section4(l) of the Disclosure Schedule (as amended to date). To the Knowledge of Seller, no party to any of such contracts has asserted that Sybra is in breach or default as to any such contract. To the Knowledge of Seller, none of the parties (other than Sybra) to any of such contracts is in breach or default as to any such contract.




     (m)  Litigation.   Section4(m) of the Disclosure Schedule sets forth each
          ----------

instance in which Sybra or any Employee Benefit Plan or other arrangement listed on Section4(n) of the Disclosure Schedule (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not reasonably be expected to involve consideration in excess of $10,000.

     (n)  Employee Benefits.
          -----------------


          (i) Section4(n) of the Disclosure Schedule lists each Employee Benefit Plan that Sybra maintains or to which Sybra contributes and any employment agreements, collective bargaining agreements, severance agreements or stock-based compensation or other incentive, insurance or similar, programs which cover current or former employees of Sybra.

          (ii) To the Knowledge of the Seller, each such Employee Benefit Plan or other arrangement listed on Section4(n) of the Disclosure Schedule (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition or results of operations of Sybra, and there has been no transaction or any act or omission which would subject an Employee Benefit Plan or any party dealing with an Employee Benefit Plan to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax under Sections 4971 through 4980B of the Code, inclusive.

          (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is either an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan.

          (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a post-Tax reform Act of 1986 determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section401(a).

          (v) Sybra does not currently contribute, not has Sybra contributed to a Multiemployer Plan since 1990, and Sybra is not currently responsible for any `withdrawal liability" as that term is defined in Section 4201 of ERISA with respect to any Multiemployer Plan.

          (vi) The Sybra, Inc. Retirement Income Plan does not have any `amount of unfunded benefit liabilities'' as such term is described in Section 4008(a)(18) of ERISA.

          (vii) Except as required by applicable law, no Employee Welfare Benefit Plan has any obligation for post-retirement or post employment benefits that cannot be terminated upon no more than sixty (60) days' notice without incurring a liability thereunder.

     5.  Pre-Closing Covenants.  The Parties agree as follows with respect to
         ---------------------

the period between the execution of this Agreement and the Closing.

     (a)  General.  Each of the Parties will use its reasonable efforts to take
          -------

all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section7 below).

     (b)  Notices and Consents.  Each Party will give any notices (and cause
          --------------------

each of its Subsidiaries, if any, to give any notices) to third parties, and each Party will use its reasonable efforts to obtain (and will cause each of its Subsidiaries, if any, to use its reasonable efforts to obtain) any third party consents including the Required Consents of Seller and the Required Consents of Buyer, that the other Party reasonably may request in connection with the matters referred to in Section3(a)(iii), Section3(b)(iii) and Section4(c) above and the related Disclosure Schedule. Each of the Parties will (and will cause each of its Subsidiaries, if any, to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section3(a)(iii), Section3(b)(iii) and




Section4(c) above and the related Disclosure Schedule. Without limiting the generality of the foregoing, each of the Parties will file (and will cause each of its Subsidiaries, if any, to file as applicable) any notification and report forms and related material that it may be required to file with the Internal Revenue Service, the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or otherwise, will use its reasonable efforts to obtain (and will cause each of its Subsidiaries, if any, to use its reasonable efforts to obtain) early termination of the applicable waiting period, and will make (and will cause each of its Subsidiaries, if any, to use its reasonable efforts to obtain) any further filings pursuant thereto that may be necessary.

     (c)  Operation of Business.  The Seller will not permit Sybra to engage in
          ---------------------

any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except (i) as contemplated in the USRP Agreement or this Agreement, (ii) Sybra may pay dividends or make other distributions to Valcor as permitted by Sybra's bank credit agreements, (iii) Sybra may repay intercompany loans from Valcor, and (iv) Sybra may make the dividends and distributions contemplated by Section2(c).

     (d)  Access.  The Seller will permit representatives of the Buyer to have
          ------

access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sybra, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Sybra as Buyer may reasonably request from time to time solely for the purpose of confirming Seller's compliance with Section5(c) above. The Buyer will treat and hold in confidence any Confidential Information it receives or has received from the Seller or Sybra in the course of due diligence review or the reviews contemplated by this Section5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller and or destroy, at Seller's or Sybra's request, all tangible embodiments (and all copies) including, without limitation, all electronic media, of the Confidential Information which are in its possession.

     (e)  Notice of Developments.
          ----------------------


          (i) The Seller may elect at any time to notify the Buyer of any development causing a breach of any of its representations and warranties in Section4 above. Unless the Buyer has the right to terminate this Agreement pursuant to Section9(a)(ii) below by reason of the development and exercises that right within the period of ten (10) business days referred to in Section9(a)(ii) below, the written notice pursuant to this Section5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

          (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section3 above. No disclosure by any Party pursuant to this Section5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

     (f)  Other Transactions.  Prior to the expiration of the time periods
          ------------------

specified in Section7(a)( x) and (xi), the Seller agrees, on behalf of itself and each of its Affiliates, that, prior to Closing it will not, and will cause each of its officers, directors, representatives and agents not to, directly or indirectly, take any action to solicit, encourage, initiate or facilitate (including by way of making available or furnishing information) any inquiries, proposals or offers with respect to any merger or consolidation involving Sybra, the acquisition of Sybra Shares or the acquisition of all or substantially all of the assets of Sybra other than the Real Property Assets by any person other than the Buyer or its permitted assigns. After the expiration of the time periods specified in Section7(a)( x) and (xi), Seller shall no longer be subject to the limitations of the foregoing sentence unless Buyer has provided evidence reasonably satisfactory to Seller that Buyer has obtained the formal commitment letters specified in Section7(a)(xi).

     (g) Estoppel Certificates.
         ---------------------


          (i) By no later than five (5) business days following the date of this Agreement, Seller shall cause Sybra to send out for execution estoppel certificates, in the form of Exhibit D, to each of its lessors or sublessors, as the case may be.

          (ii) Seller agrees to cause Sybra to use commercially reasonable efforts, without incurring any additional expenses to any lessor or sublessor unless such expenditure is required by the terms of a particular lease (a "Consent Fee"), to obtain the maximum number of estoppel certificates prior to the Closing Date. Buyer agrees to pay to Seller, prior to expenditure by Seller, an amount equal to each Consent Fee. At Closing, Seller shall credit Buyer against the Purchase Price an amount equal to the aggregate amount paid by Buyer to Seller in respect of Consent Fees.

          (iii) Seller agrees to cause Sybra to promptly deliver to Buyer copies of the executed estoppel certificates as they are received by Sybra prior to and on the Closing Date.

     6.   Post-Closing Covenants.  The Parties agree as follows with respect to
          ----------------------

the period following the Closing.

     (a)  General.  In case at any time after the Closing any further action is
          -------

necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (except to the extent that the requesting Party is entitled to indemnification therefor under Section8 below).





     (b)  Litigation Support.  In the event and for so long as any Party
          ------------------

actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Sybra, the other Party shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (except to the extent that the contesting or defending Party is entitled to indemnification therefor under Section8 below).

     (c)  Employee Benefits Matters.  The Buyer will adopt and assume at and as
          -------------------------

of the Closing each of the Employee Benefit Plans identified in Section4(n) of the Disclosure Schedule that Sybra maintains and each trust, insurance contract, annuity contract, or other funding arrangement that the Seller has established with respect thereto. The Buyer will ensure that on and after the Closing Date the Employee Benefit Plans credit employment with Sybra in the same manner that employment with Sybra prior to the Closing Date was credited for purposes of eligibility, vesting, and benefit accrual. The Seller will transfer (or cause the plan administrators to transfer) at and as of the Closing all of the corresponding assets associated with the Employee Benefit Plans that the Buyer is adopting and assuming, with such transfers to occur at or as soon as administratively possible after the Closing without imposition of any conditions.

     7.  Conditions to Obligation to Close.
         ---------------------------------


     (a)  Conditions to Obligation of the Buyer.  The obligation of the Buyer to
          -------------------------------------

consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section3(a) and Section4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section7(a)(i)-(iii) is satisfied in all respects;




          (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Buyer shall have received the Required Consents of Buyer and all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section3(a)(iii), Section3(b)(iii), and Section4(c) above;

          (vi) all conditions have been satisfied or waived to the obligations of the parties to the USRP Agreement and the Units Purchase Agreement and the closings of the transactions contemplated in the USRP Agreement shall occur simultaneously with the Closing;

          (vii) all conditions have been satisfied to the obligations of the parties to the Lease and the closings of the transactions contemplated in the Lease shall occur simultaneously with the Closing;

          (viii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

          (ix) Passage of the Effective Date of the First Amended Joint Plan of Reorganization under Chapter 11, filed in the Chapter 11 cases of I.C.H. Corporation and its related debtors, pending in the United States Bankruptcy Court for the Northern District of Texas as Jointly Administered Case Number 395-36351-RCM-11;





          (x) Buyer shall have completed a satisfactory business and due diligence review of Sybra; provided, however, that the condition to closing set
                           -----------------

forth in this clause (x) shall expire on the thirty-fifth day following the date of this Agreement;

          (xi) Buyer shall have obtained formal commitment letters for the financing of at least $31,000,000, which commitment letters shall be on terms and conditions that are reasonably satisfactory to Buyer from a commercial point of view; provided, however, that the condition to closing set forth in this
         -----------------

clause (xi) shall expire on the thirty-fifth day following the date of this Agreement; and

          (xii) Buyer shall have received the 1996 audited financial statements of Sybra, including the unqualified opinion of Sybra's independent public accountants.

The Buyer may waive any condition specified in this Section7(a) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of the Seller.  The obligation of the Seller
          --------------------------------------

to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:




          (i) the representations and warranties set forth in Section3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section7(b)(i)-(iii) is satisfied in all respects;

          (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and Sybra shall have received the Required Consents of Seller and all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section3(a)(ii), Section3(b)(ii), and Section4(c) above;

          (vi) all conditions have been satisfied to the obligations of the parties to the USRP Agreement and the Units Purchase Agreement and the closings of the transactions contemplated in the USRP Agreement and the Units Purchase Agreement shall occur simultaneously with the Closing;





          (vii) all conditions have been satisfied to the obligations of the parties to the Lease and the closings of the transactions contemplated in the Lease shall occur simultaneously with the Closing; and

          (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby, which may include any instruments or documents required by Arby's, Inc. to be executed by the Buyer, will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section7(b) if it executes a writing so stating at or prior to the Closing.




     8.  Remedies for Breaches of this Agreement.
         ---------------------------------------


     (a)  Survival of Representations and Warranties.  Except with respect to
          ------------------------------------------

the representations and warranties of the Seller contained in Section Section4(b), (j), (m) and (n), which shall survive for the applicable statute of limitations, none of the representations and warranties of the Seller contained in Section4 above shall survive the Closing. All of the representations and warranties of the Parties contained in Section3 above shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty contained in Section3 above at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).




     (b)  Indemnification Provisions for Benefit of the Buyer.  In the event the
          ---------------------------------------------------

Seller breaches any of its representations and warranties contained in Section3(a) and Section4 of this Agreement, any covenants contained in this Agreement or any representations and warranties contained in any stock transfer or other conveyance executed pursuant to this Agreement, and, if there is an applicable survival period pursuant to Section8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section11(g) below within such survival period, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused proximately by the breach; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Seller contained in Section4 of this Agreement other than those contained in Section4(j), (m) and (n). Seller's indemnification obligation to the Buyer pursuant to this Subsection and Section10 (other than with respect to breaches of the representations and warranties of Seller contained in Section Section3(a) and 4(b)) together with Valcor's indemnification obligations under the USRP Agreement shall not exceed $4,000,000 in the aggregate, determined, as of any relevant date, based upon claims actually paid as of such date by Valcor to Buyer or USRP. Buyer agrees that it will not seek indemnification for any claim under this Subsection unless the aggregate of all claims under this Subsection together with all claims under the USRP Agreement , determined as of the date any claim is made, will result in loss to Buyer and/or USRP in excess of $250,000 in the aggregate, and then only to the extent of such excess, up to and subject to the $4,000,000 limitation specified above.

     (c)  Indemnification Provisions for Benefit of the Seller.  In the event
          ----------------------------------------------------

the Buyer breaches any of its representations in Section3 above or any of its covenants contained in this Agreement, the Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification caused proximately by the breach.

     (d)  Matters Involving Third Parties.
          -------------------------------


          (i)  If any third party shall notify any Party (the "Indemnified
                                                               -----------

Party") with respect to any matter (a "Third Party Claim") which may give rise
-----                                  -----------------

to a claim for indemnification against the other Party (the "Indemnifying
                                                             ------------

Party") under this  Section8, then the Indemnified Party shall promptly (and in
-----

any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

          (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the
        -----------------




entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

          (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

          (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party except to the extent that the Indemnified Party elects to waive its right to indemnification hereunder with respect to such claim.

     (e)  Determination of Adverse Consequences.  The Parties shall make
          -------------------------------------

appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section8. All indemnification payments under this Section8 shall be deemed adjustments to the Purchase Price.




     (f)  Other Indemnification Provisions.  The indemnification provisions in
          --------------------------------

this Section8 are the sole remedy any Party may have after the Closing for breach of representation or warranty in this Agreement, any covenant in this Agreement (excluding those set forth in Section6 of this Agreement) or any representations and warranties contained in any stock transfer or other conveyance executed pursuant to this Agreement; provided, however, that the Buyer acknowledges and agrees that it shall not have any remedy after the Closing for any breach of the representations and warranties in Section4 above (other than Section4(j), (m) and (n)); and provided further, either Party shall be entitled to specific performance of all covenants.

     9.  Termination.
         -----------


     (a)  Termination of Agreement.  The Parties may terminate this Agreement as
          ------------------------

provided below:

          (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (A) the Seller has within the then previous ten (10) business days given the Buyer any notice pursuant to Section5(e)(i) above and (B) the development that is the subject of the notice has had or is reasonably expected to have a material adverse effect upon the financial condition or results of operations of Sybra;

          (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before April 14, 1997, by reason of the failure of any condition precedent under Section7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

          (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before April 14, 1997, by reason of the failure of any condition precedent under Section7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and




          (v) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the expiration of the time periods provided in Section7(a)(x) and (xi) if Buyer is not satisfied with its business and due diligence review of Sybra as provided in Section7(a)(x) or Buyer has not obtained formal commitment letters as provided in Section7(a)(xi).

     (b)  Effect of Termination.  If any Party terminates this Agreement
          ---------------------

pursuant to Section9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that
                                                        -----------------

the confidentiality provisions contained in Section5(d) above shall survive termination.

     10.  Income Tax Matters.
          ------------------


     (a)  Income Tax Sharing Agreements.  Any Income Tax sharing agreement
          -----------------------------

between Affiliated Group Parent or any of its Subsidiaries and Sybra is terminated as of the Closing Date and will have no further effect for any future taxable year.

     (b)  Income Taxes of Other Persons.  The Seller agrees to indemnify the
          -----------------------------

Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Sybra for Income Taxes of any Person other than Sybra under (i) Reg. Section1.1502-6 (or any similar provision of state, local or foreign law), or
(ii) any Income Tax sharing agreement.

     (c)  Returns for Periods Through the Closing Date.  Affiliated Group Parent
          --------------------------------------------

will include the income of Sybra (including any deferred income triggered into income by Reg. Section1.1502-13 and Reg. Section1. 1502-14 and any excess loss accounts taken into income under Reg. Section1.1502-19) on the Affiliated Group Parent consolidated federal Income Tax Returns for all periods through the Closing Date and pay any Income Taxes attributable to such income, including without limitation any Income Tax on any income or gain Sybra may realize in respect of the transactions contemplated by the USRP Agreement. Sybra will furnish Income Tax information to Affiliated Group Parent for inclusion in Affiliated Group Parent's federal consolidated Income Tax Return for the period which includes the Closing Date and will pay to Affiliated Group Parent its separate company Income Tax liability for such period, computed in accordance with the Affiliated Group Parent tax sharing agreement in effect through the Closing Date in accordance with Sybra's past custom and practice, including without limitation any Income Tax on any income or gain Sybra may realize in respect of the transactions contemplated by the USRP Agreement. The income of Sybra for the period up to and including the Closing Date and for the period after the Closing Date shall be determined by closing the books of Sybra as of the end of the Closing Date.




     (d)  Audits.  Affiliated Group Parent will allow Sybra and its counsel to
          ------

participate at its own expense in any audits of Affiliated Group Parent consolidated Income Tax Returns to the extent that such returns relate to Sybra tax periods ending on or prior to the Closing Date. Affiliated Group Parent will cooperate with Sybra and its counsel and provide access to books and records relating to Sybra reasonably related to such audit. Affiliated Group Parent will not settle any such audit in a manner which would adversely affect Sybra after the Closing Date without the prior written consent of the Buyer or Sybra, which consent shall not unreasonably be withheld.

     (e)  Carrybacks.  Affiliated Group Parent will immediately pay to the Buyer
          ----------

any Income Tax refund (or reduction in Income Tax liability) resulting from a carryback of a post-Closing Date Income Tax attribute of Sybra into the Affiliated Group Parent consolidated Income Tax return, when such refund or reduction is realized by the Affiliated Group Parent group. Affiliated Group Parent will cooperate with Sybra in obtaining such refunds (or reduction in Income Tax liability), including through the filing of amended Income Tax returns or refund claims. The Buyer agrees to indemnify Affiliated Group Parent for any Income Taxes resulting from the disallowance of such post-Closing Date Income Tax attribute on audit or otherwise.

     (f)  Post-Closing Elections.  At Affiliated Group Parent's request, the
          ----------------------

Buyer will cause Sybra to make and/or join with Affiliated Group Parent in making certain tax return elections after Closing, as required under the




Affiliated Group Parent tax sharing agreement in effect through the Closing Date. At Affiliated Group Parent's request, the Buyer will cause Sybra to make or join with Affiliated Group Parent in making any other election if the making of such election does not have a material adverse impact on the Buyer (or Sybra) for any postacquisition Income Tax period. Seller agrees to indemnify Buyer for any liability resulting from such elections.

     (g)  Indemnification for Post-Closing Transactions.  Buyer agrees to
          ---------------------------------------------

indemnify Seller and Affiliated Group Parent for any additional Income Tax owed by Seller and/or Affiliated Group Parent (including Income Tax owed by Seller and/or Affiliated Group Parent due to this indemnification payment) resulting from any transaction not in the ordinary course of business occurring on or after the Closing Date following Buyer's purchase of Seller's Sybra Shares.

     (h)  Post-Closing Transactions not in the Ordinary Course.  Buyer and
          ----------------------------------------------------

Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of Seller's Sybra Shares on Buyer's Income Tax Return to the extent permitted by Reg.
Section1.1502-76(b)(1)(B).




     11.  Miscellaneous.
          -------------


     (a)  Press Releases and Public Announcements.  No Party shall issue any
          ---------------------------------------

press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party or any affiliate of such Party
             -----------------

may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Party which intends, or which has an affiliate that intends, to issue such press release or make such public announcement will advise the other Party prior to making the disclosure and provide the other Party opportunity to comment upon the release or announcement).

     (b)  No Third Party Beneficiaries Other than Affiliated Group Parent.  This
          ---------------------------------------------------------------

Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, and as otherwise set forth in this Section11(b). The Buyer acknowledges and agrees that Affiliated Group Parent is intended to be and shall be a beneficiary of Buyer's representations, warranties, covenants and indemnification obligations in Section10 of this Agreement.




     (c)  Entire Agreement.  This Agreement (including the documents referred to
          ----------------

herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d)  Succession and Assignment.  This Agreement shall be binding upon and
          -------------------------

inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that (i) Buyer may collaterally assign its rights, interests and obligations hereunder to its lenders providing the financing to complete the transactions contemplated by this Agreement, and (ii) after the Closing, Seller may assign its rights, interests, or obligations under this Agreement to any successor of Seller's business or any affiliate of Seller, provided that, concurrently with such assignment Valhi, Inc. enters into an assumption agreement with respect to Seller's obligations under this Agreement in form and substance reasonably satisfactory to Buyer.

     (e)  Counterparts.  This Agreement may be executed in one or more
          ------------

counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.




     (f)  Headings.  The section headings contained in this Agreement are
          --------

inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g)  Notices.  All notices, requests, demands, claims, and other
          -------

communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Seller:   Valcor, Inc.
     ----------------

                         Three Lincoln Centre, Suite 1700
                         5430 LBJ Freeway
                         Dallas, TX  75240-2697
                         Attention:  Bobby D. O'Brien
                         Tel:  972-233-1700
                         Fax: 972-239-0142

     Copy to:            James L. Palenchar
     -------

                         Bartlit Beck Herman Palenchar & Scott
                         511 16th Street, Suite 500
                         Denver, Colorado  80202
                         Tel:  303-592-3100




                         Fax: 303-592-3140

     If to the Buyer:    I.C.H. Corporation
     ---------------

                         c/o James R. Arabia
                         9404 Genesee Avenue, Suite 330
                         La Jolla, CA 92037
                         Tel:  619-587-8533
                         Fax:  619-535-1687


     Copy to:            Selig D. Sacks, Esq.
     -------

                         Pryor, Cashman, Sherman & Flynn
                         410 Park Avenue, 10th floor
                         New, York, NY 10022
                         Tel:  212-421-4100
                         Fax:  212-326-0806


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited (next-day) courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient; provided, however, that any such notice sent by expedited (next-day)




courier shall be deemed to have been duly given when delivered to the address set forth above for the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h)  Governing Law; Jurisdiction. This Agreement shall be governed by and
          ---------------------------

construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any judicial proceeding brought by or against any party to this Agreement in respect of claims arising under or relating to this Agreement shall be brought only in a court of competent jurisdiction located in the State of Delaware, United States of America. By execution and delivery of this Agreement, each party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party to this Agreement waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Nothing in this subsection shall affect the right to serve process in any manner permitted by law.

     (i)  Amendments and Waivers.  No amendment of any provision of this
          ----------------------

Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation,




or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

     (j)  Severability.  Any term or provision of this Agreement that is invalid
          ------------

or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k)  Expenses.  Each of the Buyer and the Seller will bear its own costs
          --------

and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing sentence, Buyer shall bear the costs of any and all transfer taxes, including without limitation any use or sales taxes, associated with or related to the sale of the Sybra Shares.

     (l)  Construction.  In the event an ambiguity or question of intent or
          ------------

interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (m)  Incorporation of Exhibits.  The Exhibits and any annexes and schedules
          -------------------------

identified in this Agreement are incorporated herein by reference and made a part hereof.

                              *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                            I.C.H. CORPORATION

                            By:
                                --------------------------
                            Title:
                                   ------------------------

                            VALCOR, INC., a Delaware corporation

                            By:
                                --------------------------
                              Title:
                                     ------------------------

20815.d9